                      CHANCELLOR RADIO BROADCASTING COMPANY



                            LOCAL MARKETING AGREEMENT



                                      WITH



                       AMERICAN RADIO SYSTEMS CORPORATION



                                       FOR



                       KSTE-AM, RANCHO CORDOVA, CALIFORNIA

                                TABLE OF CONTENTS


1.  AGREEMENT TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

2.  PROGRAMMER'S PURCHASE OF AIRTIME AND PROVISION OF PROGRAMMING . . . . . .  3

3.  REPRESENTATIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

4.  CONSIDERATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

5.  COLLECTION OF ACCOUNTS RECEIVABLE.. . . . . . . . . . . . . . . . . . . .  5

6.  ARS CONTROL OF THE STATION. . . . . . . . . . . . . . . . . . . . . . . .  7

7.  PROGRAMMER RESPONSIBILITY . . . . . . . . . . . . . . . . . . . . . . . .  9

8.  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

9.  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

10. PUBLIC AFFAIRS PROGRAMMING  . . . . . . . . . . . . . . . . . . . . . . . 13

11. ADDITIONAL LICENSE OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . 14

12. BROADCAST STATION PROGRAMMING POLICY STATEMENT  . . . . . . . . . . . . . 15

13. COMPLIANCE WITH COPYRIGHT ACT . . . . . . . . . . . . . . . . . . . . . . 16

14. PAYOLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

15. SALES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

16. LOCAL MARKETING AGREEMENT CHALLENGE . . . . . . . . . . . . . . . . . . . 18

17. CONFIDENTIAL REVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

18. MAJOR DEFAULTS: TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 19
    18.1. PROGRAMMER'S MAJOR DEFAULTS . . . . . . . . . . . . . . . . . . . . 19
    18.2. ARS'S MAJOR DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . 20
    18.3. CURE PERIODS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    18.4. TERMINATION UPON OCCURRENCE OF MAJOR DEFAULT. . . . . . . . . . . . 22
    18.5. TERMINATION UPON FAILURE OF CONSUMMATION OF EXCHANGE AGREEMENT. . . 22

19. LIABILITIES UPON TERMINATION . . . . . . . . . . . . . . . . . . . . . . 23

20. NO FORMAT CHANGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

21. ARS'S INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . 25

22. PROGRAMMER'S INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . . . . 26

23. PROCEDURE FOR INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 26

24. DISPUTE OVER INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . . . . 28

25. PROGRAMMER'S REMEDIES FOR OPERATIONAL DEFICIENCIES . . . . . . . . . . . 29

26. FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

27. OTHER AGREEMENTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

28. ASSIGNMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

29. ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

30. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

31. HEADINGS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

32. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

33. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

34. SEVERABILITY.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

35. CERTIFICATIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    (a) CONTROL OF STATION . . . . . . . . . . . . . . . . . . . . . . . . . 35
    (b) COMPLIANCE WITH OWNERSHIP RULES. . . . . . . . . . . . . . . . . . . 35

36. NO JOINT VENTURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

37. BENEFICIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

PAYMENT SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

SCHEDULE B - EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ATTACHMENT I - BROADCAST Station PROGRAMMING POLICY STATEMENT . . . . . . .  40
           I.  NO PLUGOLA OR PAYOLA  . . . . . . . . . . . . . . . . . . . . 40
          II.  POLITICAL BROADCASTING  . . . . . . . . . . . . . . . . . . . 40
         III.  REQUIRED ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . 41
          IV.  NO ILLEGAL ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . 41
           V.  ARS DISCRETION PARAMOUNT  . . . . . . . . . . . . . . .  . .  42

ATTACHMENT II - PAYOLA AFFIDAVIT . . . . . . . . . . . . . . . . . . . . . . 43

                            LOCAL MARKETING AGREEMENT


THIS LOCAL MARKETING AGREEMENT ("LMA" or "Agreement"), made as of June ________, 1996 by and between AMERICAN RADIO SYSTEMS CORPORATION ("ARS" or "Owner" or "Licensee") and CHANCELLOR BROADCASTING COMPANY and CHANCELLOR RADIO BROADCASTING COMPANY, (collectively, "Chancellor" or "Programmer") both Delaware corporations.


                                    RECITALS

     WHEREAS, ARS is a party to a certain Asset Purchase Agreement dated March 26, 1996 between ARS and Fuller-Jeffrey Broadcasting Companies, Inc. ("FBC") contemplating the purchase by ARS of substantially all of FBC's assets used or useful in the operation of AM broadcast station KSTE, Rancho Cordova, California (the "Station"), including the related KSTE broadcast licenses and authorizations issued by the Federal Communications Commission ("FCC"). That Asset Purchase Agreement hereafter is referred to as the "California Agreement".

     WHEREAS, Chancellor is a party to a certain Asset Purchase Agreement ("Purchase Agreement") dated May 14, 1996 among Chancellor and Chancellor Broadcasting Company and OmniAmerica Group, WAPE-FM License Partnership, WFYV-FM License Partnership,

Chancellor/ARS
Local Marketing Agreement
Page 2
-------------------------

WEAT-AM License Partnership, WEAT-FM License Partnership, WXXL License Partnership, WOLL License Partnership and WJHM-FM License Partnership (collectively "Omni") contemplating, INTER ALIA, the purchase by Chancellor of substantially all of Omni's assets used or useful in the operation of Stations WEAT-AM/FM, West Palm Beach, Florida and Station WOLL-FM, Riviera Beach, Florida (collectively, the "West Palm Beach Stations"), including the related FCC broadcast licenses and authorizations. That Purchase Agreement is hereafter referred to as the "Florida Agreement".

     WHEREAS, ARS wishes to retain Chancellor to provide programming for the Station pursuant to the terms and conditions set forth in this Agreement and in conformity with the Station's policies and practices and the Federal Communications Commission's ("FCC") rules and regulations concerning such arrangements;

     WHEREAS, Chancellor will broadcast such programming and sell advertising that is in conformance with the Station's policies and all FCC rules and regulations, including the requirement that the ultimate control of the Station be maintained by ARS; and

     WHEREAS, Chancellor and ARS intend to enter into an Exchange Agreement (the

Chancellor/ARS
Local Marketing Agreement
Page 3
-------------------------


"Exchange Agreement"), which would qualify as a tax free exchange of like-kind assets pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, pursuant to which ARS will agree to transfer to Chancellor, and Chancellor has agreed to acquire from ARS, substantially all of the assets and businesses of the Station; and Chancellor will agree to transfer to ARS, and ARS has agreed to acquire from Chancellor, substantially all of the assets and businesses of the West Palm Beach Stations.

     NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1.   AGREEMENT TERM.

          The term of this Agreement will begin on August 1, 1996 ("Commencement Date") and will continue until the Programmer acquires the assets of the Station unless earlier terminated in accordance with the provisions set forth herein.

Chancellor/ARS
Local Marketing Agreement
Page 4
-------------------------


     2.   PROGRAMMER'S PURCHASE OF AIRTIME AND PROVISION OF PROGRAMMING.

          (a) During the term of this Agreement, Programmer shall transmit programming, including commercials, that it produces or owns to the Station twenty-four (24) hours per day Monday through Friday and for forty-eight (48) hours during Saturday through Sunday, provided that ARS may broadcast up to two
(2) hours of programming for the Station which is aimed at serving the needs and interests of the Station's communities of license during the morning(s) of Saturday and/or Sunday subject to Section 10 hereto.

          (b) To facilitate delivery of programming by Programmer hereunder, ARS hereby grants to Programmer the right for the term of this Agreement to use substantially all of the equipment located in the Station's studios and currently used by ARS for broadcasting programs on the Station. In addition, Programmer shall have, and ARS hereby grants to Programmer, a license to enter on the premises currently occupied by the Station for the purpose of producing its programming hereunder; provided, however, that ARS shall maintain, for its use, sufficient space at the Station's studios to enable ARS to conduct its operations and originate programming. Accordingly, Programmer shall hold ARS harmless from all costs, fees and expenses incurred with respect to any personal injury suffered by any employee or agent of

Chancellor/ARS
Local Marketing Agreement
Page 5
-------------------------

Programmer while on the property of ARS. Programmer shall also be responsible for and shall reimburse ARS for any damage to the property of ARS caused by Programmers' employees or agents.

     3.   REPRESENTATIONS.

          Each of ARS and Programmer represent as to itself that it is authorized to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms. Programmer hereby represents and warrants to ARS that Programmer is an experienced radio broadcast station owner and operator and is fully familiar with all pertinent legal requirements, including but not limited to, the Communications Act of 1934, as amended (the "Act"), and the Commission's rules, regulations and policies governing the operation of radio broadcast stations. Programmer will comply with all legal requirements, including but not limited to the Act and the Commission's rules, regulations and policies.

Chancellor/ARS
Local Marketing Agreement
Page 6
-------------------------


     4.   CONSIDERATION.

          During the term of this Agreement, Programmer shall pay ARS the payments set forth on the Payment Schedule executed in connection herewith.

     5.   COLLECTION OF ACCOUNTS RECEIVABLE.

          (a) The accounts receivable of the Station generated prior to the Commencement Date (the "Pre-LMA Receivables") shall be and remain the property of ARS. Within 5 business days after the Commencement Date, ARS shall furnish Chancellor with a list (certified by the Chief Financial Officer of ARS to be a true and complete list) of all accounts receivable of ARS which remain outstanding as of the Commencement Date. Chancellor agrees that if, after the Commencement Date, it shall receive payment, directed to ARS, in respect to any Pre-LMA Receivable, Chancellor shall remit to ARS, within five (5) business days after the end of each month, any amounts received by Chancellor during the preceding month (whether or not directed on their face to ARS), which are in payment for advertising broadcast by the Station prior to the Commencement Date.

Chancellor/ARS
Local Marketing Agreement
Page 7
-------------------------


          (b) During the period starting on the Commencement Date and ending ninety (90) days thereafter, Chancellor shall use reasonable efforts, consistent with ARS's current billing and collection practices and in the ordinary course of the business, to assist ARS in the collection of any outstanding Pre-LMA Receivables; provided, however, that, notwithstanding the foregoing, Chancellor shall be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. Chancellor shall not make any compromise, adjustment, concession or settlement of any Pre-LMA Receivable without ARS's express written consent and Chancellor shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the Commencement Date or otherwise grant any credit or allowance to effect collection of a Pre-LMA Receivable. Absent written evidence that an account debtor owing a Pre-LMA Receivable is disputing in good faith any portion of such Pre-LMA Receivable, any payments received by Chancellor after the Commencement Date from such account debtor shall be presumed to represent payment on any undisputed portion of such Pre-LMA Receivable which is then outstanding (with each such payment received from such account debtor to be applied first to the most-aged Pre-LMA Receivable then owing from such account debtor).

Chancellor/ARS
Local Marketing Agreement
Page 8
-------------------------

          (c) ARS agrees to remit to Chancellor within 5 business days after the end of each month, any amounts received by ARS during the preceding month (whether or not directed on their face to Chancellor) which are in payment for advertising broadcast by the Station after the Commencement Date.

          (d) Chancellor shall not set-off any claim or amount against any of the Pre-LMA Receivables.

     6.   ARS CONTROL OF THE STATION.

          (a) ARS will have full authority, power and control over the management and operations of the Station during the term of this Agreement. ARS will bear all responsibility for the Station's compliance with all applicable provisions of the Act, the rules, regulations and policies of the FCC and all other applicable laws, including without limitation, the retention of control over the policies, programming and operation of the Station, including the right to preempt programming which in its good faith judgment it deems unsuitable or contrary to the public interest. ARS shall be solely responsible for and pay in a timely manner all real and personal property taxes, mortgage fees and expenses and other real property costs, all studio and

Chancellor/ARS
Local Marketing Agreement
Page 9
-------------------------

transmitter site leases, any utilities (excluding telephone charges), and all costs and expenses for the maintenance of all transmitter equipment. Programmer shall cooperate with and assist ARS in complying with all FCC rules and regulations.

          (b) ARS retains ultimate control over the Station and their premises. Accordingly, all employees of Programmer present at the Station or on their premises must comply with the policies and rules promulgated by ARS. In no event shall Programmer, or Programmer's employees, represent, depict, describe or portray Programmer as the Licensee of the Station. To this end, all employees of Programmer, whose work involves the Station, shall be informed as to ARS's ultimate control over the Station and Programmer's subordinate capacity, and all printed materials and promotional announcements shall accurately describe all of the roles and responsibilities of ARS and Programmer.

          (c) The Station's transmission equipment shall be maintained by ARS in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the technical quality of the transmission equipment and its compliance with applicable laws and regulations shall be made at the sole

Chancellor/ARS
Local Marketing Agreement
Page 10
-------------------------

expense of ARS in a timely fashion.

          (d) ARS shall employ at its expense a management-level employee at the Station and such other person for each Station as necessary to fulfill ARS's duties hereunder and its obligations under the FCC's rules. A manager shall direct the day-to-day operations of each Station and shall report to and be accountable to ARS. ARS shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Station.

          (e) ARS shall pay all regulatory fees, file all necessary applications, maintain the Station's local public inspection files within the Station's communities of license and shall prepare and place in such inspection file all required documents including, but not limited to the Station's quarterly issues and program lists on a timely basis.

     7.   PROGRAMMER RESPONSIBILITY.

          (a) Programmer shall be solely responsible for all expenses incurred in the origination and/or delivery of programming from any remote location and for all operating expenses of the Station (including telephone expenses and expenses related to sales, marketing,

Chancellor/ARS
Local Marketing Agreement
Page 11
-------------------------

promotion, advertising, billing and collections, and traffic), except that ARS shall be responsible for the costs as provided in Section 6 hereof. Programmer shall cooperate fully with ARS in responding to any questions, comment, inquiry or complaint from any third party, including any governmental authority or agent thereof, that may relate to or arise from the Station or its operations, including the programming. In the event of Programmer's receipt of any question, comment inquiry or complaint that may relate to or arise from the Station or its operations, Programmer shall promptly notify ARS of the same.

          (b) Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by Programmer (including, without limitation, salespeople, traffic personnel, board operators and programming staff).

          (c) Programmer shall cause the Station to transmit any required tests of the Emergency Broadcast System or successor Emergency Alert System at such times as are directed by ARS.

          (d) Political Advertising and Announcements. Programmer shall maintain and deliver to ARS all records and information required by the FCC to be placed in the public

Chancellor/ARS
Local Marketing Agreement
Page 12
-------------------------

inspection files of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73.1940 and 73.3526 of the FCC's rules and agrees to broadcast sponsored programming addressing political issues, in accordance with the provisions of
Section 73.1212 of the FCC's rules.

               1. Programmer's sale or use of commercial time on the Station shall conform to all federal and state laws governing the sale of political advertising on radio stations. At least ninety (90) days before the start of any primary or general election campaign, Programmer will clear with Licensee the rates to be charged political candidates for public office and rate cards to be sure that the rates and the rate cards are in conformance with all laws, including requirements for providing reasonable time to state and local candidates (as determined by the Licensee).

               2. When required by law, Programmer shall sell such political advertising time only at the Station's lowest unit rate. Within seven (7) days after the broadcast of political advertising, Programmer shall review the commercial spots that have aired on the Station, so as to insure that each political candidate was charged the lowest unit rate. In the event a refund or credit is due, Programmer shall pay such refund or provide such credits within seven

Chancellor/ARS
Local Marketing Agreement
Page 13
-------------------------

(7) days. The Programmer recognizes candidates' need to maximize their campaign funds, and thus will provide such rebates or credits on a more expeditious basis as the election day approaches.

               3. Within twenty-four (24) hours of any request to purchase time on any Station on behalf of a candidate for public office or to support or urge defeat of an issue on an election ballot, Programmer will provide documentation of the request, and its disposition, to Licensee so that appropriate records can be placed in the Station's public file.

               4. In the event that Programmer fails to provide adequate broadcast time for the broadcast of paid political programming or advertising by political candidates, Licensee shall have the right to preempt commercial announcements supplied by Programmer to make time available to these political candidates.

               5. Programmer shall furnish within its programming, on behalf of ARS, all of the Station's identification announcements required by the FCC's rules. Programmer shall provide information with respect to any of its programming which is responsive to the public needs and interests of the area served by the Station so as to assist ARS in the preparation

Chancellor/ARS
Local Marketing Agreement
Page 14
-------------------------

of any required programming reports, and provide other information to enable ARS to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies.

     8.   CONTRACTS.

          Programmer shall perform and discharge the obligations of ARS from and after the Commencement Date under the contracts and agreements listed in the Schedules to the Exchange Agreement. In addition, Programmer shall perform and discharge all obligations of the Station under all trade agreements from and after the Commencement Date. Any receivables generated prior to the Commencement Date shall be remitted to ARS pursuant to Section _____ of the Exchange Agreement. Programmer will not enter into any third-party contracts, leases or agreements which will bind ARS in any way except with ARS's prior written approval.

     9.   EMPLOYEES.

          SCHEDULE B hereto contains a listing of the name, salary or compensation and job description of all employees of the Station as of _______. Pursuant to Section _____ of the

Chancellor/ARS
Local Marketing Agreement
Page 15
-------------------------

Exchange Agreement, Programmer may, but shall not be obligated to (other than through its own actions independent of any provisions of this Agreement or through the assumption of any employment contracts hereunder), offer employment to any employee of the Station who was employed by ARS at or before the Commencement Date.

     10.  PUBLIC AFFAIRS PROGRAMMING.

          Notwithstanding any other provision of this Agreement, Programmer recognizes that ARS has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Station. ARS shall have the right to air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of ARS to discharge its obligations to the public and to comply with the law, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public. Accordingly, ARS may broadcast public affairs programming as outlined in Section 2 hereof. ARS may air this programming in either one two (2) hour block or any combination of half hour or full hour blocks of time during the hours of 6 a.m. to 9 a.m. on Saturday and/or Sunday.

Chancellor/ARS
Local Marketing Agreement
Page 16
-------------------------




     11.  ADDITIONAL LICENSE OBLIGATIONS.

          Although both parties shall cooperate in the broadcast of emergency information over the Station, ARS shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of ARS, is of overriding public importance. ARS shall also coordinate with Programmer the Station's hourly station identification announcements to be aired in accordance with FCC rules. ARS shall continue to maintain a main studio, as that term is defined by the FCC, within each of the Station's principal community contours and shall staff it as required by the FCC. ARS shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Station and shall maintain insurance at its present levels covering the Station's transmission facilities. In addition, ARS shall pay any federal regulatory fees, maintain its local public inspection file within the Station's communities of license and shall prepare and place in such public inspection file all required documents including, but not limited to, its quarterly issues and program lists on a timely basis. ARS shall also receive and respond to telephone inquiries from the general public. Programmer shall provide ARS with information with respect to certain of Programmer's programs which may be included in ARS's quarterly issues and programs lists.

Chancellor/ARS
Local Marketing Agreement
Page 17
-------------------------

     12.  BROADCAST STATION PROGRAMMING POLICY STATEMENT.

          ARS has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as ATTACHMENT I hereto and which may be amended to meet changing regulatory requirements by ARS upon reasonable advance written notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement and with all rules and regulations of the FCC. If ARS reasonably determines that a program, commercial or other material supplied by Programmer does not comply with the Policy Statement, or if ARS reasonably believes that some or all of a program, commercial or other material is unsuitable or contrary to the public interest, it may suspend or cancel such program, commercial or other material and shall provide written notice to Programmer of such decision. Programmer shall provide programs only in accordance with the Policy Statement and FCC requirements. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulation and policies and the Policy Statement, and shall be produced in accordance with quality standards established by ARS.

Chancellor/ARS
Local Marketing Agreement
Page 18
-------------------------


     13.  COMPLIANCE WITH COPYRIGHT ACT.

          Programmer represents and warrants to ARS that Programmer has full authority to broadcast its programming on the Station and the Programmer shall not broadcast any material in violation of any law, rule, regulation or the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. ARS will maintain as appropriate its own ASCAP, BMI and SESAC licenses for the performance of Programmer's programs and Programmer shall reimburse ARS for the costs of such licenses obtained by ARS within thirty (30) days when paid. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

     14.  PAYOLA.

          Programmer agrees that neither it nor its employees or agents will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written

Chancellor/ARS
Local Marketing Agreement
Page 19
-------------------------

contracts or agreements between Programmer and merchants or advertisers, unless the third party providing such compensation, gift or gratuity is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. Programmer agrees to execute and to provide ARS with payola Affidavits from itself, and all of its employees and agents who are involved with providing programming on the Station, at such times as ARS may reasonably request, substantially in the form attached hereto as ATTACHMENT II.

     15.  SALES.

          Programmer shall retain all revenues from the sale of advertising time within the programming it provides to ARS and pay all expenses attributable thereto. Programmer may sell advertising, consistent with applicable rules, regulations and the Policy Statement, on the Station in combination with any other broadcast stations of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to ARS. ARS shall retain all revenues from the sale of the Station's advertising during the hours each week in which ARS airs its own nonentertainment programming.

Chancellor/ARS
Local Marketing Agreement
Page 20
-------------------------

     16.  LOCAL MARKETING AGREEMENT CHALLENGE.

          If this Agreement is challenged at the FCC, counsel for ARS and counsel for Programmer shall defend the Agreement and the parties' performance thereunder throughout all FCC proceedings with Programmer and ARS each being responsible for its own costs. If portions of this Agreement do not receive the approval of the FCC staff, then the parties shall reform the Agreement subject to their respective reasonable business judgment and advise of counsel or, at ARS's or Programmer's option, seek reversal of the staff decision and approval from the full Commission on appeal.

     17.  CONFIDENTIAL REVIEW.

          Prior to the provision of any programming by Programmer to ARS under this Agreement, Programmer shall acquaint ARS with the nature and type of the programming to be provided. ARS, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and the Station's policies, shall be entitled to review and pre-empt at its discretion from time to time on a confidential basis any programming material and any other documents it may

Chancellor/ARS
Local Marketing Agreement
Page 21
-------------------------


reasonably request, including all rate cards and disclosure statements related to Programmer's political advertising. Programmer shall promptly provide ARS with copies of all correspondence and complaints received from the public as well as copies of all program logs and promotional materials.

     18.  MAJOR DEFAULTS: TERMINATION.

          18.1. PROGRAMMER'S MAJOR DEFAULTS. The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by Programmer under this Agreement:

          (a) Programmer's failure to timely pay any of the consideration provided for in Section 4 and the Payment Schedule executed in connection herewith or other payments required hereunder;

          (b) Except as otherwise provided for in this Agreement, the failure of Programmer to supply the programs for broadcast on the Station in accordance with Section 2 hereof;

Chancellor/ARS
Local Marketing Agreement
Page 22
-------------------------

          (c) Any termination of this Agreement by Programmer other than as permitted in Section 18.4 or 18.5; or

          (d) In the event of a voluntary filing by Programmer (or involuntary filing with respect to Programmer not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.

          18.2. ARS'S MAJOR DEFAULTS. The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by ARS under this Agreement:

          (a) Except as otherwise provided for in this Agreement, the failure of ARS to broadcast the programs supplied by Programmer in accordance with
Section 2 hereof;

          (b) Any termination of this Agreement by ARS other than as permitted in Section 18.4 or 18.5; or

Chancellor/ARS
Local Marketing Agreement
Page 23
-------------------------


          (c) In the event of a voluntary filing by ARS (or involuntary filing with respect to ARS not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.

          18.3.  CURE PERIODS.  The cure periods before any event listed in
Section 18.1 or 18.2 shall become a Major Default are as follows:

          (a) PAYMENT BY PROGRAMMER. The consideration to be paid to ARS must be received by ARS within five (5) days after ARS gives written notice of non-payment to Programmer.

          (b)  CERTAIN MATTERS.  There shall be no cure period for:

               (i)  a termination by Programmer described in Section 18.1(c); or

               (ii) a termination by ARS described in Section 18.2(b) hereof.

Chancellor/ARS
Local Marketing Agreement
Page 24
-------------------------


          (c) PROGRAMS AND BROADCAST MATTERS. With respect to Programmer's failure to provide programs referred to in Section 18.1(b) hereof or ARS's failure to broadcast programs referred to in Section 18.2(a) hereof, the period allowed for cure shall be ten (10) business days from the giving of written notice of such failure to the defaulting party by the non-defaulting party.

          (d) OTHER MATTERS. With respect to all matters capable of being cured other than those described in Sections 18.3(a), 18.3(b) or 18.3(c) above, the cure period shall be twenty (20) business days after written notice to the defaulting party is given by the non-defaulting party or, with respect to matters that through the exercise of reasonable diligence cannot be cured within such ten (10) day period, such longer period not to exceed ninety (90) days as is reasonably necessary to effect such cure through the exercise of reasonable diligence.

          18.4. TERMINATION UPON OCCURRENCE OF MAJOR DEFAULT. Upon the occurrence and continuation of a Major Default the non-defaulting party may terminate this Agreement by giving written notice to the defaulting party within sixty (60) days of such occurrence, provided that the non-defaulting party has not also committed a Major Default hereunder which has not been waived. Such written notice shall specify a termination date which is not less than seven (7) days nor more than ninety (90) days from the date such notice is given. In the event the non-

Chancellor/ARS
Local Marketing Agreement
Page 25
-------------------------


defaulting party does not exercise such right of termination by giving such written notice within such sixty (60) day period, then the Major Default giving rise to such right of termination shall be deemed waived and the Agreement shall continue in full force and effect.

          18.5. TERMINATION UPON FAILURE OF CONSUMMATION OF EXCHANGE AGREEMENT. Notwithstanding any other provision hereof, this Agreement may be terminated by either party at any time following termination of the Exchange Agreement.

     19.  LIABILITIES UPON TERMINATION.

          (a) Programmer shall be solely responsible for all of its liabilities, debts and obligations incident to its purchase of broadcast time hereunder, including, without limitation, accounts payable and unaired advertisements, but not for ARS's federal, state, and local tax liabilities associated with Programmer's payments to ARS as provided herein. Upon termination pursuant to Sections 18.4 or 18.5 hereto, ARS shall be under no further obligation to make available to Programmer any broadcast time or broadcast transmission facilities, provided that ARS agrees that it will cooperate reasonably with Programmer to discharge in exchange for reasonable compensation any remaining obligations of Programmer in the form of air time

Chancellor/ARS
Local Marketing Agreement
Page 26
-------------------------


following the termination date. At the date of termination, Programmer shall return to ARS any equipment or property of the Station used by Programmer, its employees or agents, in substantially the same condition as such equipment existed on the Commencement Date, shall restore ARS's technical facilities to substantially the same condition as such facilities existed on the Commencement Date, ordinary wear and tear excepted, shall reassign to ARS all contracts and agreements relating to the Station listed on the Schedules to the Exchange Agreement which were assumed by Programmer upon the Commencement Date, and shall otherwise take such actions to restore to the extent then practicable the parties hereto to their respective positions prior to the Commencement Date.

          (b) Upon termination of this Agreement pursuant to this Section 18 or as a result of the expiration of the term of this Agreement other than by the Closing under the Exchange Agreement, each party shall be free to pursue any and all remedies available to it at law, in equity or otherwise. All amounts accrued or payable to ARS up to the date of termination which have not been paid shall be immediately due and payable. Programmer shall, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, be entitled immediately to cease providing any further programs to be broadcast on the Station, and all amounts which have been prepaid to ARS for any partial month beyond the termination

Chancellor/ARS
Local Marketing Agreement
Page 27
-------------------------


shall be immediately due and payable to Programmer. Programmer shall return all confidential information with respect to the Station to the ARS. Programmer shall reassign all of ARS's accounts receivable to ARS. Programmer shall remit to ARS all amounts collected with respect to ARS's accounts receivable within five (5) business days of termination hereunder.

          Upon termination, Programmer shall be responsible for debts and obligations resulting from the use of the Station's air time and equipment by Programmer including, without limitation, accounts payable and net barter balances in excess of _________________ dollars ($_____________), relating to the period on and after the date of this Agreement and up to the termination of this Agreement and shall be entitled to the revenues and other credits for that period.

     20.  NO FORMAT CHANGES.

          During this Agreement, Programmer shall not materially change the entertainment format of the Station.

     21.  ARS'S INDEMNIFICATION.

Chancellor/ARS
Local Marketing Agreement
Page 28
-------------------------


          ARS shall indemnify, defend, hold and save Programmer harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising out of:

          (a) ARS's operation of the Station (not including the operation of the Station by Programmer) under this Agreement, and

          (b) breach of any warranty, representation, covenant, agreement or obligation of ARS contained in this Agreement.

     22.  PROGRAMMER'S INDEMNIFICATION.

          Programmer shall indemnify, defend, hold and save ARS harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising out of:

Chancellor/ARS
Local Marketing Agreement
Page 29
-------------------------


          (a)  the programming furnished by Programmer under this Agreement,

          (b) the actions or failure to act of its employees or agents under this Agreement and

          (c) breach of any warranty, representation, covenant, agreement or obligation of Programmer contained in this Agreement.

     23.  PROCEDURE FOR INDEMNIFICATION.

          The party seeking indemnification under this paragraph ("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, as provided herein, of the assertion of such a claim provided, however, that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim; provided, however, that:

Chancellor/ARS
Local Marketing Agreement
Page 30
-------------------------


          (a) If the Indemnitor fails, within a reasonable time after receipt of notice of such claim, to assume the defense thereof, the Indemnitee shall have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor, subject to the right of the Indemnitor (upon notifying the Indemnitee of its election to do so) to assume the defense of such claim at any time prior to the settlement, compromise, judgment, or other final determination thereof;

          (b) If in the reasonable judgment of the Indemnitee, based upon the advise of its counsel, a direct or indirect conflict of interest exists between the Indemnitee and Indemnitor, the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor (it being understood and agreed that the Indemnitor shall not be entitled to assume the defense of such claim);

          (c) If the Indemnitee in its sole discretion elects, it shall (upon notifying the Indemnitor of its election to do so) be entitled to employ separate counsel and to participate in the defense of such claim, but the fee and expenses of counsel so employed shall (except as contemplated by clauses (a) and (b) above) be borne solely by Indemnitee;

Chancellor/ARS
Local Marketing Agreement
Page 31
-------------------------


          (d) The Indemnitor shall not settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnitee of a release from any and all liability in respect thereof; and

          (e) The Indemnitor shall not settle or compromise any claim in any manner, or consent to the entry of any judgment, that could reasonably be expected to have a material adverse effect on the Indemnitee.

     24.  DISPUTE OVER INDEMNIFICATION.

          If upon presentation of a claim for indemnity hereunder, the Indemnitor does not agree that all, or part, of such claim is subject to the indemnification obligations imposed upon it pursuant to this Agreement, it shall promptly so notify the Indemnitee. Thereupon, the parties shall attempt to resolve their dispute, including where appropriate reaching an agreement as to that portion of the claim, if any, which both concede is subject to indemnification. To the extent that the parties are unable to reach some compromise within thirty (30) days thereafter, the parties shall be free to pursue all appropriate legal and equitable remedies.

Chancellor/ARS
Local Marketing Agreement
Page 32
-------------------------


     25.  PROGRAMMER'S REMEDIES FOR OPERATIONAL DEFICIENCIES.

          Except as set forth in this Section 25, and except for reductions in power or interruptions occurring between the hours of 12:00 midnight and 6:00 a.m. as a result of maintenance or repairs or during such periods that the Station are operating from its authorized auxiliary antenna, if any of the normal broadcast transmissions of the Station are interrupted, interfered with, or in any way impaired with so that the Station are not operating at full licensed power and antenna height or are off the air, or in the event that ARS preempts Chancellor's programming, Programmer shall be entitled to an equitable reduction in the amount of its monthly fee which is proportionate to the period of time that the Station's operations are deficient, the Station's programming is preempted or the Station are off the air.

     26.  FORCE MAJEURE.

          Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast due to Acts of God, strikes, lockouts, material or labor restrictions by any

Chancellor/ARS
Local Marketing Agreement
Page 33
-------------------------


governmental authority, civil riot, floods and any other cause not reasonably within the control of ARS (including any obligation of ARS to reduce power or suspend operation to avoid occupational exposure to harmful RF radiation), shall not constitute a breach of this Agreement and ARS will not be liable to Programmer.

     27.  OTHER AGREEMENTS.

          During the term of this Agreement, ARS will not enter into any other local marketing, program provision, local management or similar agreement with any third party with respect to the Station.

     28.  ASSIGNMENT.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assignees, including specifically any purchaser of the Station from ARS. Neither party may assign its rights without the prior written consent of the other party which consent shall not be unreasonably withheld.

Chancellor/ARS
Local Marketing Agreement
Page 34
-------------------------


     29.  ENTIRE AGREEMENT.

          This Agreement, and the Attachments hereto, embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

     30.  TAXES.

          ARS and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Each party shall be responsible for any sales tax imposed on advertising aired during the programming provided by that party.

Chancellor/ARS
Local Marketing Agreement
Page 35
-------------------------


     31.  HEADINGS.

          The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     32.  GOVERNING LAW.

          The obligations of ARS and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of California.

     33.  NOTICES.

          Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day

Chancellor/ARS
Local Marketing Agreement
Page 36
-------------------------


after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

          To Programmer: Chancellor Broadcasting Company
                         12655 N. Central Expressway, Suite 321
                         Dallas, Texas 75243
                         Attention: Mr. Steven Dinetz
                         Telecopier number: (214) 239-0220

          Copy to:       Matthew L. Leibowitz, Esq.
                         Leibowitz & Associates
                         One S.E. Third Avenue, Suite 1450
                         Miami, FL 33131
                         Telephone number: (305) 530-1322
                         Telecopier number: (305) 530-9417

          To ARS:

Chancellor/ARS
Local Marketing Agreement
Page 37
-------------------------

          Copy to:

          The date of any such notice and service thereof shall be deemed to be:

          (a) the day of delivery if hand delivered or delivered by overnight courier;

          (b) the day of delivery as indicated on the return receipt if dispatched by mail, or

          (c) the date of telecopy transmission as indicated on the telecopier transmission report provided that any telecopy transmission shall not be effective unless a paper copy sent by overnight courier on the date of the telecopy transmission is delivered.

          Either party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this paragraph.

Chancellor/ARS
Local Marketing Agreement
Page 38
-------------------------

     34.  SEVERABILITY.

          If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     35.  CERTIFICATIONS.

          (a) CONTROL OF STATION. ARS hereby verifies that it will maintain control of the Station and their facilities, including specifically control over the Station's finances, personnel and programming during the term of this Agreement.

          (b) COMPLIANCE WITH OWNERSHIP RULES. Programmer hereby verifies that the arrangement contemplated by this Agreement complies with the provisions of
Section 73.3555(a) of the rules and regulations of the FCC.

Chancellor/ARS
Local Marketing Agreement
Page 39
-------------------------

     36.  NO JOINT VENTURE.

          The parties agree that nothing herein shall constitute a joint venture or partnership between them.

     37.  BENEFICIARIES.

          Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Chancellor/ARS
Local Marketing Agreement
Page 40
-------------------------

                         CHANCELLOR BROADCASTING COMPANY


                     By:
                        ------------------------------
                         Steven Dinetz
                         President


                         CHANCELLOR RADIO BROADCASTING COMPANY


                        By:
                           ---------------------------
                         Steven Dinetz
                         President

Chancellor/ARS
Local Marketing Agreement
Page 41
-------------------------


                         AMERICAN RADIO SYSTEMS CORPORATION




                        By:
                           ---------------------------
                         Steven B. Dodge
                         President

Chancellor/ARS
Local Marketing Agreement
Page 42
-------------------------


                                PAYMENT SCHEDULE

     In exchange for the air time supplied to Programmer pursuant to this Agreement, Programmer shall pay ARS _______________________ Dollars ($_______) per month. The first monthly payment to ARS is due and payable on July 1, 1996, and each successive payment is due on the first day of each month thereafter. The monthly fee shall be reduced PRO RATA for any partial month at the beginning or end of the term of this Agreement.

Chancellor/ARS
Local Marketing Agreement
Page 43
-------------------------


                                   SCHEDULE B

                                    EMPLOYEES



           [Copy of Employees' Summaries for KSTE-AM to be provided.]

Chancellor/ARS
Local Marketing Agreement
Page 44
-------------------------

                                  ATTACHMENT I

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT

     Programmer agrees to cooperate with ARS in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs. Further Programmer agrees that all material broadcast on the Station shall comply with all federal, state and local applicable laws, rules and regulation.

       I. NO PLUGOLA OR PAYOLA.

          The broadcast of any material for which any money, service or other valuable consideration is directly or indirectly paid, or promised to or charged or accepted by, the Programmer, from any person, shall be prohibited, unless, at the time the same is broadcast, it is announced as paid for or furnished by such person.

Chancellor/ARS
Local Marketing Agreement
Page 45
-------------------------

      II. POLITICAL BROADCASTING.

          Within thirty (30) days of the Commencement Date, Programmer shall provide ARS with a written political advertising disclosure statement which fully and accurately discloses how the Programmer sells programming and advertising time and which makes parties purchasing political programming and advertising time fully aware of the lowest unit charge provisions of Section 315 of the Act. In addition, at least thirty (30) days before the start of any primary or election campaign, Programmer will clear with the Station's general managers the rates Programmer will charge for the time to be sold to candidates to make certain that the rate charges is in conformance with the applicable law and Station policy.

     III. REQUIRED ANNOUNCEMENTS.

          Programmer shall broadcast (i) an announcement in a form satisfactory to ARS at the beginning of each hour to identify the Station and (ii) any other announcements that may be required by law, regulation or ARS's Station policy.

Chancellor/ARS
Local Marketing Agreement
Page 46
-------------------------

      IV. NO ILLEGAL ANNOUNCEMENTS.

          No announcements, broadcasts or promotions prohibited by federal, state or local law shall be made over the Station. This prohibition specifically includes, but is not limited to, any and all programming or other broadcast material concerning tobacco or alcohol related products which are unlawful. The airing of any broadcast material concerning contests, lotteries or games must be conducted in accordance with all applicable law, including FCC rules and regulations. Any obscene, indecent, or fraudulent programming is prohibited. All sponsored programming or other broadcast material must be identified in accordance with applicable law, including FCC rules and regulations.

       V. ARS DISCRETION PARAMOUNT.

          In accordance with ARS's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, ARS reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station, which is in conflict with Station's policies or which ARS or its general manager's reasonable judgement would not serve the public interest.

Chancellor/ARS
Local Marketing Agreement
Page 47
-------------------------

     In any case where questions of policy or interpretation arise, Programmer should submit the same to ARS for decision before making any commitments in connection therewith.

Chancellor/ARS
Local Marketing Agreement
Page 48
-------------------------

                                  ATTACHMENT II

                                PAYOLA AFFIDAVIT

City of __________________________)

County of ________________________)  Section :

State of _________________________)

     I, ______________________, having first been duly sworn, hereby state that I have read and will comply with the provisions of Section 317 and 507 of the Communications Act of 1934, as amended, copies of which are attached hereto, I also have read and will comply with the provisions of the Commission's Sponsorship Identification Rule (73.1212), a copy of which is attached hereto.

Chancellor/ARS
Local Marketing Agreement
Page 49
-------------------------

     I also will comply with the policy of this Station, __________________ (insert call letters here), which prohibits every employee having any voice in the selection of broadcast matter from (a) engaging in any outside business or economic activity which would create a conflict of interest in the selection of broadcast matter; (b) accepting any favors, loans, entertainment or other consideration from persons seeking the airing of any broadcast matter in return thereof, and (c) promoting over the air (except by means of an appropriate commercial announcement) any activity or matter in which the employee has a direct or indirect financial interest.

     I understand that receiving or agreeing to receive anything of value from a third party for the broadcast of any program material over the Station is a crime, unless the agreed payment is disclosed to the Station before broadcast of the program material. This crime, commonly called "payola", is punishable by one year in prison and a fine of up to $10,000.

     During the past year, I have not been promised or paid anything of value directly or indirectly by a third party for the broadcast of any programming material over the Station.


                         ------------------------------------

                         Affiant

Chancellor/ARS
Local Marketing Agreement
Page 50
-------------------------

     The foregoing instrument was acknowledged before me this ____ day of _______________, 1996 by __________________________________, who is
personally known to me or who has produced _________________________ as identification.


                         ---------------------------------------
                         Notary Public



My commission expires:
                      ----------------------------------